Shareholder – Questions and Answers

The following questions and answers relate to the proposed merger of Republic First Bancorp, Inc. (NASDAQ: FRBK) with and into Pennsylvania Commerce Bancorp, Inc. (NASDAQ: COBH).

Q: Why are Pennsylvania Commerce Bancorp and Republic First Bancorp merging?

A: Pennsylvania Commerce Bancorp, operating as Commerce Bank/Harrisburg, has enjoyed delivering the best banking experience in Central Pennsylvania for more than 23 years. With the acquisition of Republic First Bancorp, we now look forward to spreading our renowned service and convenience to whole new markets of fans. Together, Pennsylvania Commerce and Republic First will become America’s Next Great Bank!

Q: Will Commerce Bank change its name?

A: Yes, Commerce Bank/Harrisburg is planning to change its name. As Commerce Bank/Harrisburg and Republic First Bank come together, the combined bank plans to operate under the new name Metro Bank. Commerce Bank/Harrisburg stores will continue to operate as Commerce Bank for a limited time. Republic First locations will re-brand as Metro Bank early in 2009.

Q: Can you tell me more about Republic First Bank?

A: Republic First Bank is a full-service commercial bank with assets of $1 billion. The bank has 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey. In time, Customers will be able to bank at Republic First locations in addition to Commerce Bank locations – all of which will display the Metro Bank name!

Q: When will the merger take place?

A: The merger is expected to finalize in the first quarter of 2009 after shareholder and regulatory approvals.

Q: What are the terms of the transaction?

A: Under the terms of the merger agreement, which has been approved by the board of directors of both companies, Pennsylvania Commerce will acquire Republic First in a tax-free all-stock transaction. On the effective date of the merger, Republic First shareholders will receive a fraction of a share of Pennsylvania Commerce common stock worth $10.00 for each share of Republic First stock owned. The actual exchange ratio will be based on the average closing price of Pennsylvania Commerce common stock for twenty (20) consecutive trading days preceding the effective date of the merger. If the average closing price were $29.00, for example, Republic First shareholders would receive 0.34 shares of Pennsylvania Commerce common stock for each share of Republic First stock they own.  Under the merger agreement, the amount of Pennsylvania Commerce shares to be received is subject to a ceiling of 0.38 shares and floor of 0.34 shares for each share of Republic First stock.

Q: Does the transaction require shareholder approval?

A: Yes. Materials regarding shareholder approval will be mailed to you.

Q: Do I need to do anything now?

A: No. No action is required at this time until you receive your mailing.

Q: Where will the bank be based?

A: The new combined company will have headquarters in both Harrisburg and Philadelphia.

Q: Will any locations close?

A: There is no overlap between Commerce Bank and Republic First Bank and there are no plans to close any locations. In fact, just the opposite — we plan to open more stores. We’ve always been a growth company. By joining with Republic First to create Metro Bank, we will become even more convenient.

Q: Will you be keeping your same hours?

A: Absolutely. We built our bank on convenience, opening early and closing late seven days a week. No change there!

Q: Will you continue to offer free coin counting?

A: Another yes! We certainly will continue to offer our free coin-counting service — and expand it to more locations as our new combined organization grows.

Q: How can I learn more about the merger?

A: Pennsylvania Commerce Bancorp and Republic First Bancorp will be filing with the SEC a joint proxy statement/prospectus and other relevant documents concerning the merger. These materials will be available free of charge at the SEC’s website at www.sec.gov or from Pennsylvania Commerce Bancorp. Investors are urged to read the joint proxy statement/prospectus and any other documents to be filed with the SEC in connection with the merger or incorporated by reference in the joint proxy statement/prospectus because they will contain important information.

This list of questions and answers contains forward-looking statements about Pennsylvania Commerce Bancorp.  There are several factors – many beyond Pennsylvania Commerce Bancorp’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.